EXHIBIT 99.3

INTERNATIONAL PAPER PLAZA

400 ATLANTIC STREET

STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, 203-541-8407
Amy Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

International Paper to Explore Strategic Options for its 50.5 Percent Stake in

New Zealand-based Carter Holt Harvey

STAMFORD, Conn., – June 26, 2005 – International Paper (NYSE: IP) announced today that it will explore strategic alternatives for its 50.5 percent stake in Carter Holt Harvey (CHH).

“Carter Holt has a great business position in Australasia. We have confidence in the management of CHH and their strategy to improve and grow the business. However, many aspects of our original plans for investment in CHH have changed, and we’ve decided to reassess the role of CHH in IP’s global portfolio,” said John Faraci, chairman and chief executive officer of International Paper.

IP acquired its stake in CHH in a series of transactions beginning with 16 percent in 1991 as partners with a local New Zealand investment group. IP increased its stake to 26 percent in 1994 and acquired a controlling interest in 1995, which has remained in the range of 50.5 percent.

IP will consult with the board of directors and management of CHH to facilitate a process to explore strategic alternatives for selling its shares.

“CHH has a solid plan to continually improve the business, and we will work closely with them during our evaluation process,” said Faraci. “We hope to identify acceptable strategic alternatives for our shares before the end of the year.”

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Statements in this news release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, uncertainty as to whether the sale of the shares will be completed, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.